Exhibit 99.1

CONTACT:
The Wet Seal, Inc.
Helen Rotherham
(949) 699-4804

The Wet Seal, Inc. Appoints New CEO

FOOTHILL RANCH, Calif. — (BUSINESS WIRE) — Dec. 16, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq:WTSLA) today announced the appointment of Joel N. Waller as the company’s new chief executive officer, effective February 1, 2005. Waller is the current chairman of Wilsons Leather.

“Joel brings a great deal of experience in the retail industry and has recently successfully achieved a restructuring at Wilsons Leather,” said chairman of The Wet Seal, Inc. Henry Winterstern. “He has the necessary mix of management skills and retail knowledge to help us restructure our business and return the company to profitability.”

With more than 27 years of retail experience, Waller most recently served as chairman and chief executive officer of Wilsons Leather, a 453 store chain of leather goods stores. Prior to Wilsons Leather, Waller spent eight years in senior executive positions, including those of senior vice president, general merchandise manager and divisional merchandise manager for Bermans The Leather Experts. He intends to step down as chairman of Wilsons Leather on January 31, 2005.

Waller succeeds Joseph Deckop, who has been interim chief executive officer of The Wet Seal, Inc. since November of this year. Deckop will continue with the company in his prior role.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 463 Wet Seal stores and 96 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.